EXHIBIT 2.3

                                ESCROW AGREEMENT
                                ----------------

         THIS ESCROW AGREEMENT (the "Agreement") is made this 13th day of October, 2005 between and among eGAMES, INC., a Pennsylvania corporation ("eGames"), CINEMAWARE, INC., a California corporation ("Cinemaware") and HUDSON UNITED BANK (the "Escrow Agent").


                                    RECITALS
                                    --------

         WHEREAS, eGames and Cinemaware are parties to an Asset Purchase Agreement dated as of October 6, 2005 (the "Asset Purchase Agreement"), pursuant to which eGames will acquire substantially all of the assets of Cinemaware in exchange for restricted common stock, no par value per share, of eGames (the "Shares"). Pursuant to the provisions of Article VII of the Asset Purchase Agreement, Cinemaware has agreed to indemnify and reimburse eGames for certain liabilities, damages, losses, claims, demands, costs and expenses arising after the Closing Date (as defined in the Asset Purchase Agreement); and

         WHEREAS, the Asset Purchase Agreement provides for one-third of the Shares to be set aside to settle claims of eGames which may arise pursuant to
Section 7.2 of the Asset Purchase Agreement; and

         WHEREAS, capitalized terms used and not defined herein shall have the meanings set forth in the Asset Purchase Agreement;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         Section 1. Acknowledgement of Receipt of the Asset Purchase Agreement. The Escrow Agent hereby acknowledges receipt of a copy of the Asset Purchase Agreement, solely for reference purposes to determine the meanings of certain terms not defined herein. Escrow Agent is not charged with any duties or responsibilities under the Asset Purchase Agreement.

         Section 2. Escrow. The Escrow Stock shall be held by the Escrow Agent in escrow subject to the terms and conditions hereinafter set forth.

         Section 3. Escrow Stock.

                  (a) Upon effectiveness of this Agreement, eGames hereby agrees to provide directly to the Escrow Agent on behalf of eGames and Cinemaware the Escrow Stock, all of which will be held in escrow by the Escrow Agent (the Escrow Stock, together with the Additional Escrow Stock [as defined herein], collectively referred to as the "Escrow Stock").

                  (b) Except for tax-free dividends payable in securities declared with respect to the Escrow Stock pursuant to Section 305(a) of the Code

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("Additional Escrow Stock"), any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Stock shall be distributed currently to Cinemaware. Cinemaware shall have voting rights with respect to the Escrow Stock so long as such Escrow Stock is held in escrow.
While the Escrow Stock remains subject to this Agreement, Cinemaware shall retain and shall be able to exercise all other incidents of ownership of said Escrow Stock which are not inconsistent with the terms and conditions hereof.

                  (c) Cinemaware shall be responsible for any tax liability attributable to the placement of the Escrow Stock in the Escrow and the payment of any dividends or other amounts payable to Cinemaware with respect to the Escrow Stock.

                  (d) Except as contemplated hereunder, no Escrow Stock or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by Cinemaware or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Cinemaware, prior to the delivery to Cinemaware of the Escrow Stock by the Escrow Agent.

         Section 4. Indemnity. The terms, conditions, covenants and provisions of Article VII of the Asset Purchase Agreement regarding the indemnification obligations of Cinemaware are hereby incorporated in full by reference herein.

         Section 5. Conditions of Indemnification. The obligations of Cinemaware under Article VII of the Asset Purchase Agreement and this Agreement shall be subject to the following terms and conditions:

                  (a) If eGames shall in good faith have any claim for Damages for which Cinemaware is obligated to indemnify eGames under the Asset Purchase Agreement, it shall give notice thereof to Cinemaware and the Escrow Agent, within a reasonable time after discovery of the facts, in each case including the basis of the Claim. Within thirty (30) days after its receipt of the notice of the Claim, Cinemaware shall give notice to eGames and the Escrow Agent advising whether it acknowledges its obligation to indemnify eGames or disputes its obligation. If Cinemaware acknowledges its indemnification obligation with respect to a Claim, and the Claim is based upon an asserted liability or obligation that is not a Third Party Claim, the Escrow Agent shall, within three business days after receipt of the acknowledgement from Cinemaware, distribute to eGames the number of shares of Escrow Stock using the value determined on the Closing Date under Section 2.3 of the Asset Purchase Agreement having an aggregate value equal to the amount of the Damages. If Cinemaware disputes its indemnification obligation, or the Claim is a Third Party Claim, the Escrow Agent shall, within three business days after a final judgment or order of a court of equity of competent jurisdiction or one or more arbitrators selected in accordance with the Asset Purchase Agreement determining the amount of Damages, or after a final settlement or agreement as to the amount of the Damages, distribute to eGames the number of shares of Escrow Stock using the value determined on the Closing Date under Section 2.3 of the Asset Purchase Agreement having an aggregate value equal to the amount of such Damages. To the extent that the value of the shares of Escrow Stock represented by the certificate so delivered exceeds the cash value of the Damages, eGames shall promptly deliver to the Escrow Agent a certificate for the excess balance of the Escrow Stock which shall be held pursuant to this Agreement.
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                  (b) No claim for indemnification hereunder shall be made
unless asserted by a written notice pursuant to Section 5(a) hereof, given to Cinemaware on or prior to October 13, 2006 (the "Termination Date").

                  (c) For purposes of establishing the number of shares of Escrow Stock to be delivered to eGames with respect to a claim for Damages pursuant to this Section 5, the Escrow Stock shall be valued by using the value determined on the Closing Date under Section 2.3 of the Asset Purchase Agreement.

         Section 6. Third Party Claims.

                  (a) If eGames receives notice of the assertion by a Third Party Claim with respect to which Cinemaware is or may be obligated to provide indemnification, eGames shall promptly notify Cinemaware in writing (the "Claim Notice") of the Claim; provided that the failure to provide such notice, so long as notice is provided before the Termination Date, shall not relieve or otherwise affect the obligation of Cinemaware to provide indemnification hereunder, except to the extent that any Damages directly resulted from or were caused by such failure.

                  (b) Cinemaware shall have thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to eGames, and at Cinemaware's expense, the settlement or defense thereof, and eGames shall cooperate with Cinemaware in connection therewith; provided, that
(i) Cinemaware shall permit eGames to participate in such settlement or defense through counsel chosen by eGames, provided that the fees and expenses of such counsel shall not be borne by Cinemaware and shall not be included in any Damages claimed hereunder, and (ii) Cinemaware shall not settle any Third Party Claim, except a Claim solely for monetary Damages, without eGames' consent. So long as Cinemaware is vigorously contesting any such Third Party Claim in good faith, eGames shall not pay or settle such Claim without Cinemaware's consent, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (c) If Cinemaware does not notify eGames within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, eGames shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of eGames; provided that eGames promptly shall notify Cinemaware of any compromise or settlement of any such Third Party Claim.

                  (d) Cinemaware shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by eGames in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money Damages against eGames which eGames determines, after conferring with its counsel, cannot be separated from any related claim for money Damages and which, if successful, would adversely affect the Assets or the business, properties or prospects of the Business.

         Section 7. Termination.

                  (a) On the fifteenth day after the Termination Date, the Escrow Agent shall distribute to Cinemaware a certificate issued in the name of Cinemaware representing the portion of the Escrow Stock which remains after payment of all amounts required to be paid from the Escrow Stock pursuant to Sections 5 and 6 hereof, except for an amount equal to the full amount of all pending claims made by eGames hereunder (including estimated Damages arising from such claims if the exact amount of such Damages has not been determined).

                  (b) The Escrow Stock applicable to each pending claim not so distributed pursuant to Section 7(a) shall be retained by the Escrow Agent until such pending claim is resolved and all of the Escrow Stock deliverable to eGames as a result thereof, if any, shall have been delivered to eGames, whereupon the entire remaining Escrow Stock applicable to such claim, if any, shall be distributed to Cinemaware.

         Section 8. Fees. Except as provided in Sections 9, 10, 11 and 12, the fees of the Escrow Agent shall be paid by eGames in accordance with Escrow Agent's standard fee agreement and such fees shall not be considered Damages for any purpose whatsoever.

         Section 9. Escrow Agent's Responsibilities and Protection.

                  (a) The Escrow Agent has agreed to act hereunder as a depository only, according to the terms, provisions and conditions set forth herein, and has executed this Agreement solely for the purpose of signifying the Escrow Agent's acceptance of its appointment as an escrow agent pursuant to such terms, provisions and conditions. The duties of the Escrow Agent shall be limited to the safekeeping of the Escrow Stock hereunder and disbursement of same according to the provisions hereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no duties or obligations shall be read into or implied from this Agreement with respect to the Escrow Agent. Upon the Escrow Agent's disbursement of the Escrow Stock in accordance with the provisions hereof, the Escrow Agent's duties and responsibilities with respect to the Escrow Agent shall cease and the Escrow Agent shall thereafter be released of all liability hereunder in connection therewith.

                  (b) In taking any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any notice, or other document reasonably believed by the Escrow Agent to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Escrow Agent shall not be liable to eGames or Cinemaware for any act performed or omitted to be performed by it in good faith and shall be liable only in case of its own bad faith or willful misconduct or gross negligence. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered hereunder or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

         Section 10. Controversies. If any controversy arises among the parties to this Agreement, or with any other party concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds, and may wait for settlement of any such controversy by binding arbitration pursuant to Section 8.11 of the Asset Purchase Agreement or other means. In such event, the Escrow Agent will not be liable for interest or damages. Furthermore, the Escrow Agent shall have the right to file an action for interpleader or for declaratory relief in any court of competent jurisdiction to determine the rights of the parties.

         Section 11. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to eGames and Cinemaware; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent shall be accomplished. eGames and Cinemaware shall use their best efforts to agree on a successor or escrow agent within thirty (30) days after receiving such notice. If eGames and Cinemaware fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business as a trust company in the Commonwealth of Pennsylvania or request a court of valid jurisdiction to appoint such an agent. The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and it shall, without further acts, be vested with all the rights, powers and duties of the predecessor escrow agent as if originally named as the escrow agent. Then, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Notwithstanding the above, the Escrow Agent may resign at any time upon immediate notice to eGames and Cinemaware if the Escrow Agent has a good faith basis to believe that its continued performance under this Agreement violates any applicable laws, rules or regulations. Upon an immediate resignation, eGames and Cinemaware shall have fifteen (15) days to appoint a successor agent pursuant to the terms stated above.

         Section 12. Indemnification of Escrow Agent. eGames and Cinemaware shall jointly and on an equal basis (except as provided in Section 8 above) reimburse, indemnify and hold harmless the Escrow Agent, its employees and agents (referred to in this Section 12 collectively and individually as the "Escrow Agent"), from and against any loss, damage, liability or claim suffered, incurred by, or asserted against the Escrow Agent (including any amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including expenses of legal counsel; provided, however, that the Escrow Agent shall not settle any such action, suit, proceeding or claim without first obtaining the written consent of eGames and Cinemaware (which consents will not be unreasonably withheld, conditioned or delayed), arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or its services hereunder, so long as the Escrow Agent has acted in good faith and without gross negligence. If the Escrow Agent incurs any such loss, damage, liability or claim in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, except resulting from its failure to comply with its duties and obligations under this Agreement, the Escrow Agent shall be entitled to reimburse itself for 50% of any such loss, damage, liability or claim out of the Escrow Stock, valued in accordance with Section 5(c) hereof, and eGames shall reimburse the Escrow Agent for the remaining 50%.

         eGames and Cinemaware may participate at their own expense in the defense of any claim or action which may be asserted against the Escrow Agent, and if eGames so elects, eGames may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest which would make it inappropriate for the same counsel to represent both eGames and the Escrow Agent, retention of separate counsel by Escrow Agent shall be reimbursable as hereinabove provided; and provided, further, that eGames shall not settle or compromise any such claim or action without the consent of Cinemaware, which consent shall not be unreasonably withheld, conditioned or delayed. The right of the Escrow Agent to indemnification hereunder shall survive its resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

         Section 13. Address for Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a) If to eGames:

                      eGames, Inc.
                      2000 Cabot Boulevard W., Suite 110
                      Langhorne, Pennsylvania 19047
                      Attention:  Ellen Pulver Flatt, Esq.
                      Telecopy:  (215) 750-3722

                  with a copy to:

                      McCausland, Keen & Buckman
                      Radnor Court, Suite 160
                      259 N. Radnor-Chester Road
                      Radnor, Pennsylvania 19087-5240
                      Attention:  James G. Logue, Esquire
                      Telecopy:  (610) 341-1099

                  (b) If to Cinemaware:

                      Paulo Gouvea
                      c/o W. Patrick Kelley, Esquire
                      The City Hotel
                      145 South Washington Street, Suite F
                      Sonora, California 95370
                      Telecopy: (209) 588-0620

                  with a copy to:

                      W. Patrick Kelley, Esquire
                      The City Hotel
                      145 South Washington Street, Suite F
                      Sonora, California 95370
                      Telecopy: (209) 588-0620


                  (c) If to the Escrow Agent:

                      Hudson United Bank
                      General Counsel
                      1000 MacArthur Boulevard
                      Mahwah, New Jersey 07430

         Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.

         Section 14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that any heirs, executors, administrators, successors and assigns shall only be liable for any liabilities hereunder to the extent of the value of the property or assets received from their respective predecessors in interest.

         Section 15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

         Section 16. Non-Exclusive Rights. The rights of the parties hereunder are cumulative and are not exclusive of any other rights a party may have under the Asset Purchase Agreement or otherwise.

         Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall constitute but one and the same agreement.



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         IN WITNESS WHEREOF, eGames, Cinemaware, and the Escrow Agent have caused this Agreement to be duly executed on the day and year first set forth above.


eGAMES, INC.                            CINEMAWARE, INC.

By:/s/Gerald W. Klein                   By:/s/Lars Fuhrken-Batista
Name: Gerald W. Klein                   Name: Lars Fuhrken-Batista
Title:President and CEO                 Title:President


ESCROW AGENT:

HUDSON UNITED BANK

By:/s/Robert J. Desch
Name: Robert J. Desch
Title:Vice President and Trust Officer